Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the registration statements

Form	Registration Number
s-3	333-271354
s-3	333-238750
s-3	333-218415
s-3	333-197516
s-3	333-195540
s-8	333-233188
s-8	333-220003
s-8	333-195539
s-8	333-195538
s-8	333-195536
s-8	333-195535
s-8	333-195533
s-8	333-195529

of our reports dated February 26, 2024, with respect to the consolidated financial statements of Navient Corporation and the effectiveness of internal control over financial reporting.

/s/ KPMG LLP

McLean, Virginia

February 26, 2024

KPMG LLP, a Delaware limited liability partnership and a member firm of the KPMG global organization of independent member firms affiliated with

KPMG International Limited, a private English company limited by guarantee.